exhibit99_13rdqtrearnings.htm
Exhibit 99.1
Investor Contact: Larry P. Kromidas
(618) 258-3206

  News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES THIRD QUARTER EARNINGS

CLAYTON, MO, October 30, 2007– Olin Corporation (NYSE: OLN) announced today that income from continuing operations in the third quarter of 2007 was $32.7 million, or $0.44 per diluted share, compared with income from continuing operations of $50.7 million, or $0.70 per diluted share in the third quarter of 2006.  Third quarter 2007 earnings include the September results of the Pioneer business acquired on August 31, 2007.  Operating income in the third quarter 2007 of $48.6 million increased 24% from the third quarter 2006 level of $39.3 million.  Third quarter 2006 earnings include a $24.8 million reduction in income tax expense associated with the settlement of the tax treatment of capital losses generated in 1997 and other tax matters.  Sales from continuing operations in the third quarter of 2007 were $350.3 million, compared with $273.7 million in the third quarter of 2006.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer, said, “The third quarter of 2007 was an important one for Olin.  On August 31, we closed on the $426 million acquisition of Pioneer, and on October 15, we announced that we had signed a definitive agreement to sell our Metals business for $400 million.  These actions strategically position Olin as a leading chlor alkali and ammunition manufacturer with financial flexibility.”

“We experienced strong performance in both our Chlor Alkali and Winchester businesses during the third quarter.  Chlor Alkali segment earnings were $70.7 million, which included an $8.3 million contribution for the month of September from the Pioneer operations.  Olin’s third quarter 2007 ECU netbacks improved compared to the second quarter and were about equal to the third quarter 2006.  We expect a slight improvement in ECU netbacks in the fourth quarter.  Winchester’s results reflect both improved pricing and strong volumes.  These favorable Chlor Alkali and Winchester operating results were partially offset by higher environmental expenses reflecting projected cost increases at a former waste disposal site.  We now expect full-year environmental expenses to be in the $35 million range.”

In the fourth quarter of 2007, we anticipate earnings per share from continuing operations in the $0.30 per diluted share range.  In Chlor Alkali, seasonally weak volumes and the impact of scheduled maintenance outages at five facilities will more than offset the inclusion of the Pioneer operating results for the entire quarter.  Winchester expects a small loss in the seasonally weak fourth quarter.  Fourth quarter environmental expenses are expected to decline from third quarter levels.

SEGMENT REPORTING

We define segment results as income (loss) before interest expense, interest income, other income, and income taxes and include the results of non-consolidated affiliates in the segment results, consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the third quarter of 2007 were $221.3 million, compared to $169.1 million in the third quarter of 2006.  The increase reflects a 19% increase in volumes due to the acquisition of the Pioneer operations.  Chlorine and caustic soda volumes, excluding the acquisition, declined by 2% during the quarter.  ECU netbacks in the third quarter of 2007 increased from the third quarter of 2006 due to the inclusion of the Pioneer results.  ECU netbacks, excluding the Pioneer impact, were about equal year over year.  Freight costs included in the ECU netbacks increased 26% in the third quarter of 2007, compared to the third quarter of 2006.  Chlor Alkali segment income during the third quarter was $70.7 million, compared to $63.0 million in the third quarter of 2006.  The higher level of income reflects the positive impact of the Pioneer acquisition on selling prices and volumes, which more than offset higher freight costs.

exhibit99_13rdqtrearnings.htm

WINCHESTER

Winchester third quarter 2007 sales were $129.0 million, compared to $104.6 million in the third quarter of 2006.  The increase reflects the combination of increased selling prices and higher shipment volumes.  Third quarter segment income of $10.0 million compares favorably to the third quarter of 2006 earnings of $5.9 million.  The favorable impact of higher selling prices and higher shipment volumes more than offset the impact of higher material and manufacturing costs.

CORPORATE AND OTHER COSTS

For the third quarter of 2007, pension expense included in the Corporate and Other segment was $0.6 million, compared to $3.7 million in the third quarter of 2006.  The decrease reflects the impact of the $80.0 million and the $100.0 million voluntary contributions made in September 2006 and May 2007, respectively, a 25-basis point increase in the discount rate and favorable investment returns in 2006.  On a total company basis, including a $6.6 million curtailment charge associated with the pending sale of Metals, pension expense for the three months ended September 30, 2007 was $13.0 million, compared to $9.8 million in 2006.

Third quarter charges to income for environmental investigatory and remedial activities were $16.2 million, compared to $6.2 million in 2006.  Third quarter 2006 charges to income for environmental activities included $0.9 million in recoveries of costs incurred and expensed in prior periods.  The increase in third quarter 2007 charges compared to third quarter 2006 relates primarily to a $7.8 million increase in costs at a former waste disposal site resulting from revised remediation estimates resulting from negotiations with a government agency.  The third quarter 2007 charges relate primarily to future investigatory and remediation activities associated with former waste disposal sites and past manufacturing operations.

During the third quarter of 2007, other corporate and unallocated costs were $12.3 million compared with $17.4 million in the third quarter of 2006.  Lower legal and legal-related costs in the third quarter of 2007 were partially offset by mark-to-market adjustments on stock-based compensation.  Third quarter 2006 other corporate and unallocated costs included costs associated with the July 2006 debt exchange.

FINANCING

On August 31, 2007, the Pioneer acquisition was completed for a purchase price including fees and expenses of $426 million, which was financed by cash balances and $110 million of borrowings under the Accounts Receivable Securitization program entered into in July 2007.  At September 30, there was $30 million outstanding under the Accounts Receivable Securitization program.  At the date of acquisition, Pioneer had a cash balance of $126 million.  During the fourth quarter, Olin will redeem the Pioneer convertible debt.  This redemption, which includes the principal amount of $120 million and a premium of $26.3 million, will be financed using the Accounts Receivable Securitization program.

DISCONTINUED OPERATIONS

On October 15, 2007, Olin Corporation announced it had signed a definitive agreement to sell its Metals business to a subsidiary of Global Brass and Copper Holdings, Inc., an affiliate of KPS Capital Partners, LP, for a purchase price of $400 million, payable in cash.  The final cash received is subject to a customary working capital adjustment.  The Metals business is reflected in the third quarter financial statements as a discontinued operation.  Earnings from discontinued operations in the third quarter of 2007 were $0.12 per diluted share compared to $0.07 per diluted share in the third quarter of 2006.  During the third quarter, a loss on the disposal of this discontinued operation of $125 million, or $1.68 per diluted share, was recognized.  The final loss recognized by Olin related to this transaction will be dependent upon a number of factors including the timing of the closing, the operating results of the Metals business between signing and closing, and the final level of working capital in the business.  The loss on the disposal, which includes transaction costs, reflects a book value of the Metals business of approximately $490 million and a tax basis of approximately $350 million.  The difference between the book and tax values of the business reflects primarily goodwill and intangibles.  Cash proceeds from the pending sale are expected to total approximately $380 million, which is in addition to the approximately $90 million of after-tax cash flow realized from the operation of Metals during the first nine months of 2007.

exhibit99_13rdqtrearnings.htm

DIVIDEND

On October 25, 2007, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock.  The dividend is payable on December 10, 2007 to shareholders of record at the close of business November 9, 2007.  This is the 324th consecutive dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s third quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Wednesday, October 31.  The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer, and John E. Fischer, Olin’s Vice President and Chief Financial Officer.  Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com.  Listeners should log on to the website at least 5 minutes before the call.  The call will also be audio archived on the Olin website for future replay.  A text of the prepared remarks from the conference call will be available on the website in the Investor section.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in two business segments:  Chlor Alkali Products and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

exhibit99_13rdqtrearnings.htm

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	higher-than-expected raw material, energy, transportation, and/or logistics costs;

•	unexpected litigation outcomes;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities; and

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2007 - 23

exhibit99_13rdqtrearnings.htm

Olin Corporation
Consolidated Statements of Income (a)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(In millions, except per share amounts)	2007	2006	2007	2006

Sales	$350.3	$273.7	$872.0	$792.6
Operating Expenses:
Cost of Goods Sold	282.5	213.0	702.4	598.0
Selling and Administration	30.3	31.4	92.7	95.0
Other Operating Income	0.3	-	0.5	0.7
Operating Income	37.8	29.3	77.4	100.3
Earnings of Non-consolidated Affiliates	14.1	12.3	34.4	37.1
Interest Expense	6.0	5.1	15.9	15.3
Interest Income	2.7	2.5	9.2	8.4
Other Income	-	0.3	0.2	1.3
Income from Continuing Operations before Taxes	48.6	39.3	105.3	131.8
Income Tax Provision (Benefit)	15.9	(11.4)	34.1	23.7
Income from Continuing Operations	32.7	50.7	71.2	108.1
Income from Discontinued Operations, Net	9.5	5.5	29.7	14.8
Loss on Disposal of Discontinued Operations, Net	(125.4)	-	(125.4)	-
Net (Loss) Income	$(83.2)	$56.2	$(24.5)	$122.9
Net (Loss) Income Per Common Share:
Basic (Loss) Income per Common Share:
Income from Continuing Operations	$0.44	$0.70	$0.96	$1.49
Income from Discontinued Operations, Net	0.13	0.07	0.41	0.21
Loss on Disposal of Discontinued Operations, Net	(1.69)	-	(1.70)	-
Net (Loss) Income	$(1.12)	$0.77	$(0.33)	$1.70
Diluted (Loss) Income per Common Share:
Income from Continuing Operations	$0.44	$0.70	$0.96	$1.49
Income from Discontinued Operations, Net	0.12	0.07	0.40	0.20
Loss on Disposal of Discontinued Operations, Net	(1.68)	-	(1.69)	-
Net (Loss) Income	$(1.12)	$0.77	$(0.33)	$1.69
Dividends Per Common Share	$0.20	$0.20	$0.60	$0.60
Average Common Shares Outstanding - Basic	74.1	72.7	73.8	72.4
Average Common Shares Outstanding - Diluted	74.6	72.8	74.2	72.6

(a) Unaudited.

exhibit99_13rdqtrearnings.htm

Olin Corporation
Segment Information (a)
(In millions)
		Three Months		Nine Months
		Ended September 30,		Ended September 30,
		2007	2006	2007	2006
Sales:
	Chlor Alkali Products	$221.3	$169.1	$543.0	$512.3
	Winchester	129.0	104.6	329.0	280.3
	Total Sales	$350.3	$273.7	$872.0	$792.6
Income from Continuing Operations before Taxes:
	Chlor Alkali Products (b)	$70.7	$63.0	$169.2	$204.1
	Winchester	10.0	5.9	23.7	13.1
	Corporate/Other:
	Pension Expense (c)	(0.6)	(3.7)	(4.1)	(11.6)
	Environmental Provision	(16.2)	(6.2)	(29.3)	(16.3)
	Other Corporate and Unallocated Costs	(12.3)	(17.4)	(48.2)	(52.6)
	Other Operating Income	0.3	-	0.5	0.7
	Interest Expense	(6.0)	(5.1)	(15.9)	(15.3)
	Interest Income	2.7	2.5	9.2	8.4
	Other Income	-	0.3	0.2	1.3
	Income from Continuing Operations before Taxes	$48.6	$39.3	$105.3	$131.8

(a)	Unaudited.

(b)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $14.1 million and $12.3 million for the three months ended September 30, 2007 and 2006, respectively and $34.4 million and $37.1 million for the nine months ended September 30, 2007 and 2006, respectively.

(c)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

exhibit99_13rdqtrearnings.htm

Olin Corporation
Consolidated Balance Sheets (a)
(In millions, except per share data)

September 30,	2007	2006

Assets:
Cash & Cash Equivalents	$42.1	$142.9
Short-Term Investments	26.6	76.6
Accounts Receivable, Net	234.2	156.3
Inventories	114.0	90.6
Current Deferred Income Taxes	18.9	-
Other Current Assets	31.2	13.3
Current Assets of Discontinued Operations	385.7	433.5
Total Current Assets	852.7	913.2
Property, Plant and Equipment
(Less Accumulated Depreciation of $903.1 and $871.3)	481.5	236.3
Prepaid Pension Costs	-	328.3
Deferred Income Taxes	101.4	126.1
Other Assets	26.1	13.6
Goodwill	299.1	-
Assets of Discontinued Operations	195.9	338.9
Total Assets	$1,956.7	$1,956.4

Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$70.6	$1.7
Accounts Payable	113.4	108.8
Income Taxes Payable	24.1	12.0
Accrued Liabilities	222.0	144.5
Current Liabilities of Discontinued Operations	179.9	147.2
Total Current Liabilities	610.0	414.2
Long-Term Debt	360.1	252.5
Accrued Pension Liability	141.6	576.7
Other Liabilities	314.4	160.5
Liabilities of Discontinued Operations	9.0	9.1
Total Liabilities	1,435.1	1,413.0
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares:
Issued and Outstanding 74.2 Shares (72.9 in 2006)	74.2	72.9
Additional Paid-In Capital	736.4	713.7
Accumulated Other Comprehensive Loss	(287.0)	(297.9)
(Accumulated Deficit) Retained Earnings	(2.0)	54.7
Total Shareholders' Equity	521.6	543.4
Total Liabilities and Shareholders' Equity	$1,956.7	$1,956.4

(a) Unaudited.

exhibit99_13rdqtrearnings.htm

Olin Corporation
Consolidated Statements of Cash Flows (a)
(In millions)

Nine Months Ended September 30,	2007	2006
Operating Activities:
Net (Loss) Income	$(24.5)	$122.9
Loss (Income) from Discontinued Operations, Net	95.7	(14.8)
Earnings of Non-consolidated Affiliates	(34.4)	(37.1)
Other Operating Income - Gain on Disposition of Real Estate	-	(0.7)
Stock-Based Compensation	4.4	4.3
Depreciation and Amortization	31.2	28.6
Deferred Income Taxes	29.5	(43.0)
Qualified Pension Plan Contributions	(100.0)	(80.0)
Qualified Pension Plan Expense	18.0	26.5
Common Stock Issued Under Employee Benefit Plans	2.6	2.6
Changes in:
Receivables	(39.6)	(25.9)
Inventories	(5.8)	(10.6)
Other Current Assets	(9.4)	(3.8)
Accounts Payable and Accrued Liabilities	(6.1)	43.1
Income Taxes Payable	9.2	(11.1)
Other Assets	4.8	9.9
Other Noncurrent Liabilities	26.7	(17.1)
Other Operating Activities	6.4	2.2
Cash Provided By (Used for) Continuing Operations	8.7	(4.0)
Discontinued Operations:
Income from Discontinued Operations, Net	29.7	14.8
Operating Activities from Discontinued Operations	70.8	(35.9)
Cash Provided By (Used for) Discontinued Operations	100.5	(21.1)
Net Operating Activities	109.2	(25.1)
Investing Activities:
Capital Expenditures	(40.1)	(35.6)
Business Acquired through Purchase Transaction	(426.1)	-
Cash Acquired through Business Acquisition	126.4	-
Proceeds from Disposition of Property, Plant and Equipment	0.3	1.2
Purchase of Short-Term Investments	-	(76.6)
Proceeds from Sale of Short-Term Investments	50.0	-
Proceeds from Sale/Leaseback of Equipment	14.8	-
Distributions from Affiliated Companies, Net	24.5	36.2
Other Investing Activities	0.7	(0.7)
Cash Used for Continuing Operations	(249.5)	(75.5)
Investing Activities from Discontinued Operations	(12.2)	(12.2)
Net Investing Activities	(261.7)	(87.7)
Financing Activities:
Long-Term Debt:
Borrowings	30.0	-
Repayments	(1.7)	(1.1)
Issuance of Common Stock	10.3	10.3
Stock Options Exercised	1.5	4.4
Excess Tax Benefits from Stock Options Exercised	0.6	0.7
Dividends Paid	(44.3)	(43.5)
Deferred Debt Costs	(1.6)	(18.8)
Net Financing Activities	(5.2)	(48.0)
Net Decrease in Cash and Cash Equivalents	(157.7)	(160.8)
Cash and Cash Equivalents, Beginning of Year	199.8	303.7
Cash and Cash Equivalents, End of Period	$42.1	$142.9

(a) Unaudited.